EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

         Pioneer Announces Sale of Argentina Operations for $675 Million

Dallas, Texas, January 17, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that the Company has entered into a purchase and sale agreement with Apache Corporation (NYSE:APA) to sell all of Pioneer's operations in Argentina for cash proceeds of approximately $675 million. The transaction, which broadens Pioneer's previously announced plan to divest its non-operated Tierra del Fuego assets in southern Argentina, is expected to close during the first quarter or early second quarter. The agreement is subject to customary closing conditions.

Pioneer expects to utilize the proceeds from the divestiture to reduce short-term debt.

Production from the Argentina assets was approximately 32,500 barrels of oil equivalent per day during 2005 and was expected to contribute a similar level in 2006. As of January 1, 2006, the properties' net proved reserves were estimated to be approximately 101 million barrels of oil equivalent.

"The sale of our Argentina assets is consistent with the strategic initiatives announced last September to deliver enhanced value to our shareholders," said Scott D. Sheffield, Chairman and CEO. "It will allow us to reallocate capital to high-return North America development opportunities."

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pioneernrc.com

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to implement its business plans or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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